EXHIBIT 10.32

                           STOCK PURCHASE AGREEMENT

                        dated as of September 26, 1997

                                 by and among

                               METALS USA, INC.


                        MEIER METAL SERVICENTERS, INC.

                                     and

                        the Stockholders named herein
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                               TABLE OF CONTENTS

                                                                          Page

1.    AGREEMENT TO PURCHASE AND SELL.........................................1
      1.1   Agreement to Purchase and Sell...................................1
      1.2   Purchase Price...................................................1
      1.3   The Closing......................................................1
      1.4   Instruments of Transfer; Further Assurances......................2

2.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.....................2
      2.1   Due Organization.................................................2
      2.2   Authorization....................................................2
      2.3   Capital Stock of the Company.....................................2
      2.4   Subsidiaries.....................................................3
      2.5   Financial Statements.............................................3
      2.6   Liabilities and Obligations......................................4
      2.7   Accounts and Notes Receivable....................................4
      2.8   Permits and Intangibles..........................................4
      2.9   Environmental Matters............................................5
      2.10  Personal Property................................................6
      2.11  Significant Customers; Material Contracts and Commitments........6
      2.12  Real Property....................................................7
      2.13  Insurance........................................................7
      2.14  Compensation; Employment Agreements; Organized Labor Matters.....7
      2.15  Employee Benefit Plans...........................................8
      2.16  Conformity with Law; Litigation..................................9
      2.17  Taxes...........................................................10
      2.18  No Violations; All Required Consents Obtained...................11
      2.19  Government Contracts............................................11
      2.20  Absence of Changes..............................................11
      2.21  Powers of Attorney..............................................12
      2.22  Competing Lines of Business; Related-party Transactions.........12
      2.23  Disclosure......................................................13
      2.24  Prohibited Activities...........................................13
      2.25  Certain Business Practices......................................13

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3.    REPRESENTATIONS OF PURCHASER..........................................13
      3.1   Due Organization................................................13
      3.2   Authorization...................................................14
      3.3   No Violations...................................................14
      3.4   Validity of Obligations.........................................14

4.    COVENANTS PRIOR TO CLOSING............................................14
      4.1   Access and Cooperation; Due Diligence...........................14
      4.2   Conduct of Business Pending Closing.............................14
      4.3   Prohibited Activities...........................................15
      4.4   No Shop.........................................................16
      4.5   Notice to Bargaining Agents.....................................16
      4.6   Agreements; Certain Indebtedness................................16
      4.7   Notification of Certain Matters.................................17
      4.8   Amendment of Schedules..........................................17
      4.9   Further Assurances..............................................17
      4.10  Compliance with the Hart-Scott-Rodino Antitrust
            Improvements Act of 1976 (the "HSR Act")........................17
      4.11  Notices and Consents............................................18
      4.12  Stockholder's Commitment........................................18

5.    CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS...................18
      5.1   Representations and Warranties; Performance of Obligations......18
      5.2   Satisfaction....................................................18
      5.3   Consents and Approvals..........................................18
      5.4   Employment and Consulting Agreements............................19

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER......................19
      6.1   Representations and Warranties; Performance of Obligations......19
      6.2   No Material Adverse Effect......................................19
      6.3   Satisfaction....................................................19
      6.4   Opinion of Counsel..............................................19
      6.5   Consents and Approvals..........................................19
      6.6   Good Standing Certificates......................................20
      6.7   Employment Agreement............................................20

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7.    POST-CLOSING COVENANTS................................................20
      7.1   Future Cooperation..............................................20
      7.2   Expenses........................................................20
      7.3   Section 338(h)(10) Election.....................................20
      7.4   Certain Bonuses.................................................21

8.    INDEMNIFICATION.......................................................21
      8.1   Survival of Stockholder's Representations and Warranties.  .....21
      8.2   General Indemnification by the Stockholders.....................22
      8.3   Indemnification by Purchaser....................................22
      8.4   Specific Indemnification........................................22
      8.5   Third Person Claims.............................................23
      8.6   Method of Payment...............................................23
      8.7   Limitations on Indemnification..................................23

9.    TERMINATION OF AGREEMENT..............................................24
      9.1   Termination.....................................................24
      9.2   Liabilities in Event of Termination.............................24

10.   NONCOMPETITION........................................................25
      10.1  Prohibited Activities...........................................25
      10.2  Equitable Relief................................................25
      10.3  Reasonable Restraint............................................26
      10.4  Severability; Reformation.......................................26
      10.5  Independent Covenant............................................26

11.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.............................26
      11.1  General.........................................................26
      11.2  Equitable Relief................................................27
      11.3  Survival........................................................27

12.   GENERAL...............................................................27
      12.1  Successors and Assigns..........................................27
      12.2  Entire Agreement................................................27
      12.3  Counterparts....................................................27
      12.4  Brokers and Agents..............................................28
      12.5  Notices.........................................................28

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      12.6  Governing Law...................................................28
      12.7  Survival of Representations and Warranties......................28
      12.8  Effect of Investigation; Knowledge..............................29
      12.9  Exercise of Rights and Remedies.................................29
      12.10 Time............................................................29
      12.11 Reformation and Severability....................................29
      12.12 Remedies Cumulative.............................................29
      12.13 Captions........................................................29
      12.14 Press Releases and Public Announcements.........................29
      12.15 No Third-Party Beneficiaries....................................30

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                                    ANNEXES

Annex I     -     Form of Employment Agreement; Terms and Conditions

Annex II    -     Form of Opinion of Counsel to Company and
                  Stockholders

Annex III   -     Form of Escrow Agreement

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                           STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 26, 1997 by and among Metals USA, Inc., a Delaware corporation ("Purchaser"), Meier Metal Servicenters, Inc., a Michigan corporation (the "Company"), and the William J. Targett Revocable Trust, the William J. Devanney Revocable Trust, Laurence C. Sauers and Robert F. Kirk, the stockholders of the Company (the "Stockholders").

      WHEREAS, the Stockholders desire to sell, and the Purchaser desires to purchase, all of the issued and outstanding capital stock of the Company (the "Shares") upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, contained herein, the parties hereto, intending to be legally bound, agree as follows:


1.    AGREEMENT TO PURCHASE AND SELL

      1.1 AGREEMENT TO PURCHASE AND SELL. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Stockholders hereby agree to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase from the Stockholders, all of the Shares.

      1.2 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Shares shall consist of $XX,XXX,XXX in cash, less the aggregate amount, if any, distributed by the Company pursuant to Section 4.3 (iii) hereof (such amount to be paid by wire transfer of immediately available funds in accordance with wiring instructions to be provided by the Stockholders at least two business days prior to the Closing). Subject to any such adjustments, and subject to the escrow provisions contained herein, the Purchase Price shall be paid to the Stockholders in accordance with Schedule 1.2 hereto. The Stockholders may instruct Purchaser to wire the amounts due to each of them at Closing into a single bank account.

      1.3 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such location or locations as may be agreed upon by the parties, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated

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hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date").

      1.4 INSTRUMENTS OF TRANSFER; FURTHER ASSURANCES. At the Closing, the Stockholders shall deliver to Purchaser certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) with signatures guaranteed by a commercial bank or member firm of the New York Stock Exchange.

2.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      The Stockholders jointly and severally represent and warrant to Purchaser as follows:

      2.1 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan (the "State of Incorporation"), and has all requisite power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, assets, operations or condition (financial or otherwise), of the Company taken as a whole (as used herein with respect to the Company, or with respect to any other person, a "Material Adverse Effect"). Schedule 2.1 sets forth a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Certificate of Incorporation and By-laws, each as amended, of the Company (the "Charter Documents") are all attached to Schedule 2.1. The stock records of the Company, a copy of which is attached to Schedule 2.1, are correct and complete in all material respects. There are no minutes in the possession of the Company or the Stockholders which have not been made available to Purchaser, and all of such minutes are correct and complete in all respects.

      2.2 AUTHORIZATION. (i) The representatives of the Company executing this Agreement have the authority to enter into and bind the Company to the terms of this Agreement and (ii) the Company has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby, all of which have been unanimously approved by all of the shareholders and the Board of Directors of the Company. This Agreement has been validly executed and delivered by the Company and the Stockholders and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms.

      2.3 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists solely of (i) 400,000 shares of common stock, par value $.01 per share, all of which

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400,000 shares are issued and outstanding and constitute all of the Shares. All of the Shares are owned of record and beneficially by the Stockholders in the amounts set forth on Schedule 2.3 and are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind except for a Stock Voting, Restriction and Purchase and Sale Agreement that will be terminated concurrently with the Closing and will be of no effect at and after the Closing. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of the Shares were issued in violation of any preemptive rights or similar rights of any person. No option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any additional shares of its capital stock or obligates any of the Stockholders to transfer any of the Shares to any person except to Purchaser pursuant to this Agreement.

      2.4 SUBSIDIARIES. Except as set forth on Schedule 2.4, the Company has no subsidiaries or d/b/a names and has not conducted business under any other name except its legal name as set forth in its Charter Documents. Except as set forth in Schedule 2.4, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, and the Company is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      2.5 FINANCIAL STATEMENTS. Complete and correct copies of the following financial statements are attached as Schedule 2.5:

            (i) the balance sheets of the Company as of December 31, 1996, 1995 and 1994 and the related statements of operations, stockholder's equity and cash flows for the three-year period ended December 31, 1996, together with the related notes and schedules (such balance sheets, the related statements of operations, stockholder's equity and cash flows and the related notes and schedules are referred to herein as the "Year-end Financial Statements"); and

            (ii) the balance sheet (the "Interim Balance Sheet") of the Company as of August 31, 1997 (the "Balance Sheet Date") and the related statements of operations for the eight-month period ended August 31, 1997, (such balance sheet and the related statements of operations are referred to herein as the "Interim Financial Statements"). The Year-end Financial Statements and the Interim Financial Statements are collectively called the "Financial Statements".

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      The Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

      2.6 LIABILITIES AND OBLIGATIONS. Except as and to the extent disclosed and adequately provided for on the face of the Financial Statements (rather than in any notes thereto) or on Schedule 2.6 hereto, the Company has no liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise. Except and to the extent disclosed on Schedule 2.6, there are no claims, liabilities or obligations, nor any reasonable basis for assertion against the Company, of any claim, liability or obligation, of any nature whatsoever. Except as expressly set forth on Schedule 2.6, all of the liabilities of the Company listed on Schedule 2.6 are covered by the Company's insurance policies, and no such liability will exceed the policy limits of such insurance policies. Schedule 2.6 contains a reasonable estimate of the maximum amount which may be payable with respect to liabilities which are not fixed. For each such liability for which the amount is not fixed, Schedule 2.6 includes a summary description of the liability together with copies of all relevant documentation relating thereto.

      2.7 ACCOUNTS AND NOTES RECEIVABLE. Schedule 2.7 sets forth an accurate list of the accounts and notes receivable of the Company, as of the Balance Sheet Date and generated subsequent to the Balance Sheet Date. Receivables from and advances to employees and the Stockholders and any entities or persons related to or affiliated with any of the Stockholders are separately identified on Schedule 2.7. Schedule 2.7 also sets forth an accurate aging analysis of all accounts, notes and other receivables as of the Balance Sheet Date, showing amounts due in 30-day aging categories. Except to the extent reflected on
Schedule 2.7, all such accounts, notes and other receivables were incurred in the ordinary course of business, are stated in accordance with GAAP and, to the best knowledge of the Stockholders, all such accounts, notes and other receivables as of the Balance Sheet Date are collectible in the amounts shown on
Schedule 2.7, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

      2.8 PERMITS AND INTANGIBLES. The Company holds all licenses, franchises, permits and other governmental authorizations required in connection with the conduct of the Company's business. Schedule 2.8 sets forth an accurate list and summary description of all such licenses, franchises, permits and other governmental authorizations, including permits, titles (including

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licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company or any of its employees (including interests in software or other technology systems, programs and intellectual property) (collectively, the "Intangible Assets") (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 2.9). The Intangible Assets and other governmental authorizations listed on Schedules 2.8 and 2.9 are valid, and the Company has not received any notice that any person intends to cancel, terminate or not renew any such Intangible Assets or other governmental authorization. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Intangible Assets and other governmental authorizations listed on Schedules 2.8 and 2.9 and is not in violation of any of the foregoing. Except as specifically set forth on Schedule 2.8 or 2.9, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Intangible Assets or other governmental authorizations.

      2.9 ENVIRONMENTAL MATTERS. The Company has reviewed the reports of independent environmental consultants attached hereto as Schedule 2.9A. The Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental
Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, (i) has not had and will not have a Material Adverse Effect on the Company or any of its businesses, and (ii) will not necessitate any material expenditure by or on behalf of the Company. The Company has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances, a list of all of which permits and approvals is set forth on Schedule 2.9, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. There have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the Company except as permitted by Environmental Laws. There is no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials or Hazardous Substances or arranged for the transportation of Hazardous Wastes, Hazardous Materials or Hazardous Substances which is the subject of any

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federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or Purchaser for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act or (iv) comparable state or local statutes and regulations. The Company has no contingent liability in connection with any release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

      2.10 PERSONAL PROPERTY. Schedule 2.10 sets forth an accurate list (except that detail relating to any personal property acquired prior to 1985 is provided on a best efforts basis only) of (a) all personal property included in "plant, property and equipment" on the balance sheet of the Company, (b) all other personal property owned by the Company with a book value in excess of $10,000
(i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date and (c) all leases and agreements in respect of personal property, including, in the case of each of (a), (b) and (c), (1) true, complete and correct copies of all such leases and (2) an indication as to which assets are currently owned, or were formerly owned, by Stockholders, relatives of Stockholders, or Affiliates of the Company or the Stockholders. Except as set forth on Schedule 2.10, (i) all material personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on
Schedule 2.10, (ii) all of the personal property listed on Schedule 2.10 is, in the aggregate, in good working order and condition, ordinary wear and tear excepted and (iii) all leases and agreements included on Schedule 2.10 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. Except as set forth on Schedule 2.10, the Company has good and marketable title to the tangible and intangible personal property it purports to own, subject to no security interest, pledge, lien, claim, conditional sales agreement, encumbrance, charge or restriction on transfer.

      2.11 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. Schedule
2.11 sets forth a list of (i) all customers representing 1% or more of the Company's revenues in any of the periods covered by the Financial Statements ("Significant Customers"), and (ii) all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with Significant Customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). True, complete and correct copies of such agreements are attached to Schedule 2.11. Except as described on Schedule 2.11, (i) none of the Company's Significant Customers have canceled or substantially reduced or, to the knowledge of the Company, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the

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services provided by the Company, and (ii) the Company has complied with all material commitments and obligations pertaining to it, and is not in default under any contracts or agreements listed on Schedule 2.11 and no notice of default under any such contract or agreement has been received. Except as specifically set forth on Schedule 2.11, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such contracts or agreements. Schedule 2.11 also includes a summary description of all plans or projects relating to the Company's business involving the opening of new operations, expansion of existing operations, the acquisition of any property, business or assets requiring, in any event, the payment of more than $10,000.

      2.12 REAL PROPERTY. Schedule 2.12 includes a list of all real property owned or leased by the Company at the date hereof, and all other real property, if any, used by the Company in the conduct of its business. True, complete and correct copies of all leases and agreements in respect of real property leased by the Company are attached to Schedule 2.12, and an indication as to which such properties, if any, are currently owned, or were formerly owned, by Stockholders or affiliates of the Company or Stockholders is included in Schedule 2.12. Except as set forth on Schedule 2.12, all of such leases included on Schedule
2.12 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

      2.13 INSURANCE. The Company has been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which the Company has engaged during such period. Schedule 2.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies now carried by the Company and an accurate list of all insurance loss runs and workers compensation claims received for the past three policy years. True, complete and correct copies of all insurance policies currently in effect are attached to
Schedule 2.13. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws, and provide adequate coverage against the risks involved in the Company's business. None of such policies is a "claims made" policy except the Employer's liability policy (Forefront Policy). All of such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date.

      2.14 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
Schedule 2.14 sets forth an accurate list showing all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof.

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Except as set forth on Schedule 2.14, since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

      Except as set forth on Schedule 2.14, (i) the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) to the knowledge of the Company, no campaign to establish such representation is in progress and (iv) there is no pending or, to the best of the Company's knowledge, threatened, labor dispute involving the Company and any group of its employees. The Company has not experienced any labor interruptions over the past five years. The Company's relationship with its employees is good.

      2.15 EMPLOYEE BENEFIT PLANS. Schedule 2.15 sets forth an accurate schedule showing all employee benefit plans of Company, including all agreements or arrangements (other than agreements or arrangements set forth on Schedule 2.14) containing "golden parachute" or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on Schedule 2.15, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan and is not required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company's employees other than the plans set forth on
Schedule 2.15.

      Except for and to the extent of any immaterial funding deficiency as and to the extent described in the July 1, 1996 Wyatt report to the Company, a copy of which is attached hereto as part of Schedule 2.15, the Company is not now, and will not as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA; provided, however, that this representation

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shall not be deemed to be incorrect solely as a result of either (i) decreases in the value of plan assets after the Closing Date or (ii) any failure of the Company to fund any such plan as required by law after the Closing Date. All employee benefit plans listed on Schedule 2.15 and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of Company with respect to any plan listed on
Schedule 2.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date. All plans listed on Schedule 2.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code" are, and have been, so qualified and have been determined by the Internal Revenue Service to be so qualified. Except as disclosed on Schedule 2.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries have been timely filed or distributed, and copies thereof are included as part of Schedule 2.15. Neither the Stockholders, any plan listed in Schedule 2.15 nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No plan listed in Schedule 2.15 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and
Section 302(1) of ERISA; and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation. There have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service; no plan listed in Schedule 2.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in Schedule 2.15; the Company has not incurred liability under Section 4062 of ERISA; and no circumstances exist pursuant to which the Company could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

      2.16 CONFORMITY WITH LAW; LITIGATION. Except as set forth on Schedule 2.16, there are no claims, actions, suits or proceedings, pending or, to the best knowledge of the Stockholders, threatened, against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company. Except as set forth on
Schedule 2.16, no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company during the last five years and, to the best knowledge of the Stockholders, there is no basis therefor. Except as set forth on Schedule 2.16, to the best knowledge of the Stockholders, the Company has conducted for the past five years and now conducts its business in compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to the Company or its assets. To the best knowledge of the Stockholders, the Company is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them. To the best knowledge of the Stockholders, the Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on Schedules 2.8 and 2.9.

      2.17 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company has timely filed all requisite federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date. Except as set forth on Schedule 2.17, there are no examinations in progress or claims against the Company for federal, state or other taxes (including penalties and interest) for any period or periods prior to or on the Balance Sheet Date and no notice of any claim for taxes, whether pending or threatened, has been received. All Taxes, including interest and penalties (whether or not shown on any tax return) owed by the Company or any member of an affiliated or consolidated group which includes or included the Company have been paid. The amounts shown as accruals for taxes on the Financial Statements are sufficient for the payment of all taxes of the kinds indicated (including penalties and interest) for all periods shown. Copies of (i) any tax examinations, (ii) extensions of time for filing and (iii) the federal and local income tax returns and franchise tax returns of Company (including any subsidiaries) for the last three fiscal years, or such shorter period of time as any of them shall have existed, are attached hereto as Schedule 2.17. The Stockholders made a valid election under the provisions of Subchapter S of the Code and the Company has not, within the past five years, been taxed under the provisions of Subchapter C of the Code. The Stockholders shall pay, and they hereby indemnify the Company and Purchaser against, all income taxes payable for all periods through and including the Closing Date. The Company uses the accrual method of accounting for income tax purposes, and the Company's methods of accounting have not changed in the past five years. The Company is not an investment company as defined in
Section 351(e)(1) of the Code.

      2.18 NO VIOLATIONS; ALL REQUIRED CONSENTS OBTAINED. The Company is not in violation of any of its Charter Documents. To the best knowledge of the Stockholders, neither the Company nor any other party thereto is in material default under any lease, instrument, license, permit or material agreement to which the Company is a party or by which its properties are bound (the "Material Documents"). Except as set forth in Schedule 2.18, (a) the execution of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents, and (b) at and after the Closing the Company will be entitled to the rights and benefits the under the Material Documents to which the Company is entitled immediately prior to the Closing. Except as set forth on Schedule 2.18 (and except for consents already obtained), none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on Schedule 2.18, none of the Material Documents prohibits the use or publication of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Company or will prevent or restrict the Company or the Purchaser from freely providing services to any person.

      2.19 GOVERNMENT CONTRACTS. The Company is not a party to any governmental contract subject to price redetermination or renegotiation.

      2.20 ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company has conducted its operations in the ordinary course of business and, except as set forth on Schedule 2.20, there has not been:

            (i) any material adverse change in the business, assets, or financial condition of the Company;

            (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting any of the material assets or the business of the Company;

            (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

            (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, stockholders, employees, consultants or agents;

            (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of the Company;

            (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company to any person, including, without limitation, the Stockholders and their affiliates;

            (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any Stockholder or any affiliate thereof;

            (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

            (xi) any waiver of any material rights or claims of the Company;

            (xii) any amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

            (xiii) any transaction by the Company outside the ordinary course of its business;

            (xiv) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or

            (xv) any distribution of property or assets by the Company.

      2.21 POWERS OF ATTORNEY. Schedule 2.21 sets forth a schedule as of the date of this Agreement of the name of each person, corporation, firm or other entity holding any general or special power of attorney from the Company and a description of the terms of each such power.

      2.22 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth on Schedule 2.22, neither any of the Stockholders nor any other affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth on Schedule 2.22, no officer, director or stockholder of the

Company has, nor during the period beginning January 1, 1990 through the date hereof had, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business.

      2.23 DISCLOSURE. The Stockholders have provided Purchaser with all the information that Purchaser has requested in analyzing whether to consummate the transactions contemplated hereby. None of the information so provided nor any representation or warranty of the Stockholders contained in this Agreement contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Stockholders which has specific application to the Company or its business or assets (other than general economic or industry conditions) which materially adversely affects or, so far as the Stockholders can reasonably foresee, materially threatens, the Company or its business or assets, or the condition (financial or otherwise), results of operations or prospects of the Company, which has not been described in this Agreement or the Schedules hereto.

      2.24 PROHIBITED ACTIVITIES. Except as set forth on Schedule 2.24, the Company has not, between the Balance Sheet Date and the date hereof, taken any of the actions (Prohibited Activities) described in Section 4.3.

      2.25 CERTAIN BUSINESS PRACTICES. Neither the Company nor any person acting on behalf of the Company has given or offered anything of value to any governmental official, political party or candidate for government office nor has it or any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

3.    REPRESENTATIONS OF PURCHASER

      Purchaser represents and warrants that all of the following representations and warranties in this Section 3 are true at the date of this Agreement and shall be true at the time of Closing.

      3.1 DUE ORGANIZATION. Purchaser is duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and has the requisite power and authority to carry on its business as it is now being conducted. Purchaser is qualified to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect.

      3.2 AUTHORIZATION. (i) The representative of Purchaser executing this Agreement has the authority to enter into and bind Purchaser to the terms of this Agreement and (ii) Purchaser has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

      3.3 NO VIOLATIONS. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Restated Certificate of Incorporation, as amended, or Bylaws, of Purchaser.

      3.4 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by Purchaser and the performance of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of Purchaser.

4.    COVENANTS PRIOR TO CLOSING

      4.1 ACCESS AND COOPERATION; DUE DILIGENCE. Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of Purchaser access to all of the Company's sites, properties, books and records and will furnish Purchaser with such additional financial and operating data and other information as to the business and properties of the Company as Purchaser may from time to time reasonably request. The Company will cooperate with Purchaser, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with the transactions contemplated by this Agreement. Purchaser, the Stockholders and the Company will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 11 hereof.

      4.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing Date, the Company will, except as set forth on
Schedule 4.2:

            (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

            (ii) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

            (iii) perform in all material respects all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

            (iv) use all reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage;

            (v) use its reasonable efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with the Company;

            (vi) maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

            (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments without the knowledge and consent of Purchaser (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of Purchaser if such replacement instruments are on terms at least as favorable to the Company as the instruments being replaced.

      4.3 PROHIBITED ACTIVITIES. Except as set forth on Schedule 4.3, between the date hereof and the Closing Date, the Company will not, without prior written consent of Purchaser:

            (i) make any change in its Articles of Incorporation or By-laws;

            (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

            (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock, except that the Company may declare and pay dividends to the Stockholders in an aggregate amount not exceeding the lesser of (a) the Stockholders' Accumulated Adjustments Accounts or (b) $18,136,000; it being agreed that any such dividends will reduce the Purchase Price by the amount of such dividends;

            (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except in the normal course of business consistent with past practice in an amount not in excess of $10,000;

            (v) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $10,000 necessary or desirable for the conduct of the businesses of the Company, (2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary courseof business (the liens set forth in clause (2) being referred to herein as "Statutory Liens");

            (vi) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

            (vii) negotiate for the acquisition of any business or the start-up of any new business;

            (viii) merge or consolidate or agree to merge or consolidate with or into any other corporation or other entity;

            (ix) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

            (x) commit a material breach or amend or terminate any material agreement, permit, license or other right of the Company;

            (xi) enter into any other transaction outside the ordinary course of its business or prohibited hereunder; or

            (xii) increase or commit to any increase in the salary, bonus, commission or other compensation of any officer, director, employee or agent of the Company.

      4.4 NO SHOP. None of the Stockholders, the Company, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

            (i) solicit or initiate the submission of proposals or offers from any person for,

            (ii) participate in any discussions pertaining to, or

            (iii) furnish any information to any person other than Purchaser or its authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company.

      4.5 NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide Purchaser with proof that any required notice has been sent.

      4.6 AGREEMENTS; CERTAIN INDEBTEDNESS. Upon the request of Purchaser, at, or at any time after, the Closing, the Stockholders and the Company shall terminate any existing agreements to which the Company and any of the Stockholders is a party. In addition, at or prior to the Closing, the Stockholders shall repay to the Company all outstanding indebtedness of the Stockholders to the Company.

      4.7 NOTIFICATION OF CERTAIN MATTERS. The Stockholders and the Company shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company or the Stockholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of any Stockholder or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. Purchaser shall give prompt notice to the Company of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Purchaser contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section
4.7 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions to Closing set forth herein, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      4.8 AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing occurs to notify the other parties hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

      4.9 FURTHER ASSURANCES. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

      4.10 COMPLIANCE WITH THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT"). All parties to this Agreement hereby recognize that one or more filings under the HSR Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that filings under the HSR Act are required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the HSR Act, (ii) such filings and expiration or termination of the applicable waiting period thereunder shall be deemed a condition precedent in addition to the conditions precedent set forth elsewhere in this Agreement, and (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the HSR Act to be made. If filings under the HSR Act are required, the costs and expenses thereof (including filing fees) shall be borne by Purchaser.

      4.11 NOTICES AND CONSENTS. The Company will give any notices to third parties, and the Company will use its best efforts to obtain any third party consents, that may be necessary to consummate the transactions contemplated hereby or that Purchaser may request.

      4.12 STOCKHOLDER'S COMMITMENT. The Stockholders hereby agree to cause the Company to comply with its obligations under this Agreement and to use its best efforts to cause the conditions to the Closing to be satisfied.

5.    CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS

      The obligations of the Stockholders with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. If any such conditions has not been satisfied, the Stockholders shall have the right to terminate this Agreement, or in the alternative, waive any condition not so satisfied. Any act or action of the Stockholders in consummating the Closing shall constitute a waiver of any conditions not so satisfied. However, no such waiver shall be deemed to affect the survival of the representations and warranties of Purchaser contained in Section 3 or the indemnification obligations contained in Section 8.

      5.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of Purchaser contained in Section 3 shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date and signed by the President or any Vice President of Purchaser shall have been delivered to the Stockholders.

      5.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Stockholders and their counsel.

      5.3 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated hereby shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby.

      5.4 EMPLOYMENT AND CONSULTING AGREEMENTS. The person identified in Annex I hereto shall have been afforded an opportunity to enter into an Employment Agreement with the Company upon the terms and conditions and in the form attached as Annex I.

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

      The obligations of Purchaser with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

      6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All the representations and warranties of the Stockholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholders and the Company on or before the Closing Date, as the case may be, shall have been duly performed or complied with in all material respects; and the Stockholders shall have delivered to Purchaser certificates dated the Closing Date and signed by them to such effect.

      6.2 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to the Company which would constitute a Material Adverse Effect, and the Company shall not have suffered any material loss or damages to any of its material assets, whether or not covered by insurance, or any material adverse change, loss or damage to the Company's business.

      6.3 SATISFACTION. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Purchaser.

      6.4 OPINION OF COUNSEL. Purchaser shall have received an opinion from counsel to the Company and the Stockholders, dated the Closing Date, in the form annexed hereto as Annex II.

      6.5 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; all consents and approvals of third parties listed on Schedule 2.18 shall have been obtained; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby and no governmental agency or body shall have taken any other action or made any request of Purchaser as a result of which Purchaser deems it inadvisable to proceed with the transactions hereunder.

      6.6 GOOD STANDING CERTIFICATES. The Stockholders shall have delivered to Purchaser certificates, dated as of a date no later than the Closing Date, duly issued by the appropriate governmental authority in the State of Incorporation and in each state in which the Company is authorized to do business, showing the Company is in good standing and authorized to do business and that all state franchise taxes for the Company for all periods prior to the Closing have been filed and paid.

      6.7 EMPLOYMENT AGREEMENT. The person identified in Section 5.4 shall have entered into the Employment Agreement referred to therein.

7.    POST-CLOSING COVENANTS

      The parties to this Agreement further covenant and agree as follows:

      7.1 FUTURE COOPERATION. The Stockholders, the Company and Purchaser shall each deliver or cause to be delivered to the other following the date hereof such additional instruments as the other may reasonably request for the purpose of transferring, assigning and delivering to Purchaser and its assigns the Shares and fully carrying out the intent of this Agreement. Purchaser shall provide the Stockholders reasonable access to the books and records of the Company after the Closing Date for purposes of tax compliance and any other reasonable purpose.

      7.2 EXPENSES. Purchaser will pay the fees, expenses and disbursements of Purchaser and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement. The Stockholders will pay the fees, expenses and disbursements of the Stockholders and their respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement, except that Purchaser agrees to pay the reasonable expenses of Stockholders' accountants in connection with the due diligence review of the Company.

      7.3 SECTION 338(H)(10) ELECTION. Stockholders will join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares. Stockholders will pay any tax (including any state, local or foreign tax) attributable to the making of the Section 338(h)(10) Election (or an election under state, local or foreign law similar to the Section 338(h)(10) Election) and will indemnify Purchaser and the

Company against any tax liabilities resulting therefrom. The parties agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including tax and financial accounting purposes) as shown on Schedule 7.3. Purchaser and the Company and Stockholders will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

      7.4 CERTAIN BONUSES. Purchaser will cause the Company to pay bonuses to the non-Stockholder employees of the Company in the first quarter of 1998 in amounts to be determined by Mr. Bill Targett, such bonuses to be consistent with the Company's prior practice. Purchaser acknowledges that the Company intends to pay bonuses to the Stockholders at or immediately prior to the Closing in the aggregate amount of approximately $250,000.

8.    INDEMNIFICATION

      The Stockholders and Purchaser each make the following covenants that are applicable to them, respectively:

      8.1 SURVIVAL OF STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES.

            (a) The representations and warranties of the Stockholders made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing for a period of two years from the Closing Date, except that:

            (i) such representations and warranties that relate to Taxes, including without limitation the representations and warranties set forth in Section 2.17, shall survive until the expiration of the applicable statutes of limitations for such Taxes (including any extensions thereof); and
            (ii) such representations and warranties that relate to environmental matters, including without limitation the representations and warranties set forth in Section 2.9 hereof, such representations and such warranties that relate to illegal acts and fraud and abuse ("Illegal Acts"), including without limitation the representations and warranties set forth in Sections 2.8, 2.16 and 2.25 hereof, and the indemnification provided in Section 8.4, shall survive for a period of six years after the Closing Date; provided, however, that representations and warranties and indemnification provisions with respect to which a claim is made within the applicable survival period shall survive until such claim is finally determined and paid.

            (b) The representations and warranties of Purchaser made in this Agreement and in the certificates delivered in connection herewith shall survive the Closing for a period of two years following the Closing Date, provided, however, that representations and warranties with respect to which a claim is made within such two year period shall survive until such claim is finally determined and paid.

            (c) The date on which a representation or warranty expires as provided herein is herein called the "Expiration Date." No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date, other than claims based on fraud.

      8.2 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders covenant and agree that they will jointly and severally indemnify, defend, protect, and hold harmless Purchaser and its subsidiaries and officers, directors, employees, stockholders, agents, representatives and affiliates at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such indemnified person as a result of or incident to (i) any breach of any representation or warranty of any Stockholder set forth herein or in the certificates or other documents delivered in connection herewith, and (ii) any breach or nonfulfillment of any covenant or agreement by the Company or the Stockholders under this Agreement.

      8.3 INDEMNIFICATION BY PURCHASER. Purchaser covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders at all times from and after the date of this Agreement until the Expiration Date from and against all Damages incurred by the Stockholders as a result of (i) any breach of any representation or warranty of Purchaser set forth herein or in the certificates delivered in connection herewith; and (ii) any breach or nonfulfillment of any covenant or agreement by Purchaser under this Agreement.

      8.4 SPECIFIC INDEMNIFICATION. In addition to the indemnification provided for in Section 8.1, each Stockholder covenants and agrees that he will jointly and severally indemnify, defend, protect and hold harmless Purchaser and each of its subsidiaries, officers, directors, employees, stockholders, agents, representatives and affiliates from and against all Damages incurred by any of them in connection with the presence, emanation, migration, disposal, release or threatened release of any oil or other petroleum products or hazardous materials or substances on or within any of the properties presently or previously owned or leased by the Company or any predecessor of the Company as a result of (i) the presence of and closure or removal of any underground storage tank on such property prior to the Closing, (ii) the operations of the Company or any predecessor of the

Company prior to the Closing, (iii) the condition of such properties prior to the Closing, including any future manifestations of such conditions or (iv) the activities of any Stockholder prior to the Closing, but only to the extent that such remediation is either (i) required by applicable federal, state or local authorities or (ii) in accordance with reasonable business practices in the interest of employee health or safety.

      8.5 THIRD PERSON CLAIMS. Promptly after any party hereto (the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person that may give rise to a right of indemnification hereunder, such Indemnified Party shall give to the party obligated to provide indemnification hereunder (an "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnified Party in the defense of such claim, suit or proceedings, and may select counsel for the Indemnified Party, such counsel to be reasonably satisfactory to the Indemnified Party. The Indemnified Party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure of the Indemnified Party to settle a claim expeditiously could have an adverse effect on the Indemnified Party, the failure of the Indemnifying Party to act upon the Indemnified Party's request for consent to such settlement within five business days of the Indemnifying Party's receipt of notice thereof from the Indemnified Party shall be deemed to constitute consent by the Indemnifying Party of such settlement for purposes of this Section.

      8.6 METHOD OF PAYMENT. All claims for indemnification shall be paid in cash. If Purchaser reasonably believes that it or any other Indemnified Party has suffered, or will suffer, Damages for which it or any other Indemnified Party would be entitled to indemnification pursuant to this Agreement, Purchaser may, at its sole option and by notice in writing to the Stockholders, elect to withhold payment of an amount equal to the amount of such Damages from any amounts owing by Purchaser to the Stockholders.

      8.7 LIMITATIONS ON INDEMNIFICATION. Purchaser and the other persons or entities indemnified pursuant to this Section shall not assert any claim for indemnification hereunder against the Stockholders until such time as, and solely to the extent that, the aggregate of all claims which such persons may have against such the Stockholders shall exceed $100,000 (the "Indemnification Threshold"). The Stockholders shall not assert any claim for indemnification hereunder against

Purchaser until such time as, and solely to the extent that the aggregate of all claims which Stockholders may have against Purchaser shall exceed the Indemnification Threshold.

      No person shall be entitled to indemnification under this Section 8 if and to the extent that such person's claim for indemnification is directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

      The maximum aggregate liability Stockholders shall have to Purchaser under this Section 8 for any Damages or other losses relating to environmental matters or claims ("Environmental Claims") shall be $1,000,000. The maximum aggregate liability Stockholders shall have to Purchaser under this Section 8 for any Damages or other losses relating to matters or claims other than Environmental Claims shall be $1,300,000. The maximum aggregate liability Stockholders shall have to Purchaser under this Section 8 (whether for Environmental Claims or for other matters or claims) shall be $1,800,000 (the "Indemnification Limit"). A portion of the Purchase Price equal to the Indemnification Limit shall be deposited at the Closing with an escrow agent reasonably satisfactory to Purchaser and Stockholders and held and released in accordance with the provisions of an Escrow Agreement in the form of Annex III hereto.

9.    TERMINATION OF AGREEMENT

      9.1 TERMINATION.This Agreement may be terminated at any time prior to the Closing Date solely:

            (i)  by mutual consent of Purchaser and the Stockholders;
            (ii) by the Purchaser or by the Stockholders, if the transactions contemplated by this Agreement to take place at the Closing shall not have occurred by December 31, 1997 (the "Termination Date"), unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or
            (iii) by the Purchaser or by the Stockholders if a material breach or default shall be made by the other in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made within ten days after written notice thereof is delivered to the breaching or defaulting party by the other party.

      9.2 LIABILITIES IN EVENT OF TERMINATION. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

10.   NONCOMPETITION

      10.1 PROHIBITED ACTIVITIES. The Stockholders will not, for a period of five years following the Closing Date, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering services or products in direct competition with Purchaser or any of its subsidiaries within 200 miles of where Purchaser or any of its subsidiaries conducts business (the "Territory");

            (ii) call upon any person who is, at that time, within the Territory, an employee of Purchaser or any of its subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of Purchaser or any of its subsidiaries;

            (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to the Closing Date, a customer of Purchaser or any of its subsidiaries within the Territory for the purpose of soliciting or selling products or services in direct competition with Purchaser or any of its subsidiaries within the Territory.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Stockholder from acquiring as a passive investor with no involvement in the operations or management of the business, not more than one percent (1%) of the capital stock of a competing business whose stock is publicly traded on a national securities exchange or over-the-counter market.

      The provisions of this Section 10 are independent of the noncompetition provisions contained in any employment agreement to which any of the Stockholders may be or may become a party in connection with the transactions contemplated hereby. All such provisions are intended to be observed and enforced in accordance with their terms.

      10.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to Purchaser as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Purchaser for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by Purchaser in the event of breach by such Stockholder, by injunctions, restraining orders and other equitable actions.

      10.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section impose a reasonable restraint on the Stockholders in light of the activities and business of Purchaser and its subsidiaries on the date of the execution of this Agreement and the current plans of Purchaser.

      10.4 SEVERABILITY; REFORMATION. The covenants in this Section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      10.5 INDEPENDENT COVENANT. The Stockholders acknowledge that their covenants set forth in this Section 10 are material conditions to Purchaser's willingness to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Purchaser or any subsidiary thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of such covenants. It is specifically agreed that the period of five years stated at the beginning of this Section 10, during which the agreements and covenants of each Stockholder made in this Section 10 shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Section 10. The covenants contained in Section 10 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

11.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      11.1 GENERAL. The Stockholders recognize and acknowledge that they have access to certain confidential information of the Company, such as operational policies, pricing and cost policies, and other information, that are valuable, special and unique assets of the Company and Purchaser. The Stockholders agree that they will not disclose such confidential information, or any confidential information of Purchaser to which they may have access in the future, to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of Purchaser, (b) following the Closing, such information may be disclosed by any Stockholder as may be required in the course of performing his duties for the Company and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 11.1, unless (i) such information becomes known to the public generally through no fault of the Stockholders, or (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Stockholders shall give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any of the Stockholders of the provisions of this Section, Purchaser shall be entitled to injunctive or other equitable relief restraining such Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      11.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which Purchaser would have no other adequate remedy, the Stockholders agree that the foregoing covenants may be enforced against them by injunctions, restraining orders and other appropriate equitable relief.

      11.3 SURVIVAL. The obligations of the parties under this Article 11 shall survive the termination of this Agreement for a period of five years.

12.   GENERAL

      12.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Purchaser, and the heirs and legal representatives of the Stockholders.

      12.2 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company and Purchaser, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Stockholders, the Company and Purchaser.

      12.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      12.4 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      12.5 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, or by facsimile, as follows:

            If to Purchaser, addressed to it at:

                  Metals  USA, Inc.
                  Three Riverway, Suite 600
                  Houston, Texas  77056
                  Attn: General Counsel
                  Facsimile No. (713) 965-0067

            If to the Company, addressed to it at:
                  Meier Metal Servicenters, Inc.
                  1471 W. Nine Mile Road
                  Hazel Park, MI 48030

            If to the Stockholders, addressed to them at their addresses as set forth on Schedule 12.5,

or to such other address as any party hereto shall specify pursuant to this
Section 12.5 from time to time.

      12.6 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Michigan other than its principles governing conflicts of laws.

      12.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the applicable Expiration Date.

      12.8  EFFECT OF INVESTIGATION; KNOWLEDGE.

            (a) No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation.

            (b) As used herein, the phrase "best knowledge" of any person shall mean (i) such person's actual knowledge of the relevant facts, and (ii) the knowledge a reasonable third person would assume such first person would have had by reason of such first person's position as an officer, director or stockholder of the Company, even if such first person did not have actual knowledge of such fact.

      12.9 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      12.10 TIME. Time is of the essence with respect to this Agreement.

      12.11 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      12.12 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      12.13 CAPTIONS. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      12.14 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

      12.15 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    METALS  USA, INC.



                                    By:/S/ A. L. FRENCH
                                    Name:  A. L. French
                                    Title:  CEO

                                    MEIER METAL SERVICENTERS, INC.


                                    By:/S/ WILLIAM J. TARGETT
                                    Name:  William J. Targett
                                    Title:  President

                                    Stockholders:

                                    William J. Targett Revocable Trust

                                    By:/S/ WILLIAM J. TARGETT


                                    William J. Devanney Revocable Trust

                                    By:/S/ WILLIAM J. DEVANNEY

                                       /S/ LAURENCE C. SAUERS
                                           Laurence C. Sauers

                                       /S/ ROBERT F. KIRK
                                           Robert F. Kirk

                                 Schedule 1.2

                                                    PURCHASE                             CASH AT
           NAME                           STOCK       PRICE      ADJUSTMENTS    ESCROW   CLOSING

William J. Targett Revocable Trust

William J. Devanney Revocable Trust

Laurence C. Sauers

Robert F. Kirk